Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 16, 2022, with respect to the consolidated financial statements of Evoqua Water Technologies Corp. included in the Registration Statement on Form S-3 and related Prospectus of Xylem Inc.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 3, 2023